KSP Group

Accountants and Consultants

5757 W Century Blvd, Suite 303,

Los Angeles, CA 90045

Tel +1(310) 568‐1628

Fax +1(310) 410‐0371

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use in this Registration Statement on Form S-1 of INKY of our report dated February 14, 2019 relating to our audit of the financial statements of INKY as of and for the years ended November 30, 2018, which are incorporated by reference and appear in this prospectus, which is part of this registration statement.

We also consent to the reference to our firm under the caption “Experts” in such prospectus.

/s/ KSP Group, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

February 19, 2019